UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2020

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DMRC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 10, 2020 (the “Effective Date”), the Company entered into a three-year employment agreement (the “Employment Agreement”) with Bruce Davis, its Chairman of the Board and Chief Executive Officer, which supersedes Mr. Davis’ previous employment agreement, dated September 1, 2017, which would otherwise have expired by its terms on August 31, 2020. The new Employment Agreement provides a significant focus on performance-based compensation, including an annual incentive bonus for meeting performance goals, stock option equity awards, and restricted stock units tied to stock-price targets. Under the new Employment Agreement, Mr. Davis will receive an annual base salary at its current level of $785,000 until December 31, 2021, with base salary for the remainder of the term to be determined annually by the Board. Under the terms of the Employment Agreement, beginning on January 1, 2021, Mr. Davis will be eligible to receive an annual cash bonus (an “Annual Bonus”) each fiscal year based upon the achievement of certain performance goals determined by the Compensation Committee of the Board (the “Compensation Committee”). In addition, the Compensation Committee granted to Mr. Davis 45,000 restricted stock units (“RSUs”) and stock options to purchase 105,000 shares that will vest in three equal annual installments on each anniversary of the Effective Date. In accordance with and subject to the terms of the Employment Agreement, within thirty days of the Effective Date, the Compensation Committee will also grant to Mr. Davis approximately $1,250,000 of additional restricted stock units that will vest based on the achievement of stock-price performance goals of $25, $30 and $35, respectively, over a three-year period (“PSUs”).  The stock options and PSUs together constitute approximately 75% of the value of the equity incentive provided under the Employment Agreement.

If, other than in connection with a Change of Control, the Company terminates employment with Mr. Davis other than for Cause, or Mr. Davis terminates employment with the Company for Good Reason, as each of these terms is defined in the Employment Agreement, then, under the terms of the Employment Agreement, Mr. Davis is eligible to receive: (i): accelerated vesting of unvested stock options and RSUs, including any PSUs earned and subject to time-based vesting, that would have vested or become exercisable within twenty-four months from the date of termination; (ii) continuation of salary for two years from the date of termination; (iii) payment of any earned but unpaid Annual Bonus; and (iv) continuation of coverage under the Company’s health care plans for the shorter of two years or Mr. Davis’ eligibility for continuation coverage under the Company’s health plans. If, within 18 months following a Change of Control, the Company terminates employment with Mr. Davis other than for Cause, or Mr. Davis terminates employment with the Company for Good Reason, then, under the terms of the Employment Agreement, Mr. Davis is eligible to receive: (i) accelerated vesting of all of his unvested stock options and RSUs, including PSUs deemed earned and subject to time-based vesting; (ii) continuation of salary for two years from the date of termination; (iii) payment of any earned but unpaid Annual Bonus; and (iv) continuation of coverage under the Company’s health care plans for the shorter of two years or Mr. Davis’ eligibility for continuation coverage under the Company’s health plans. Receipt of the specified termination benefits are conditioned upon compliance with various noncompetition and non-solicitation provisions provided for in the Employment Agreement and the execution by Mr. Davis of a general waiver and release in the form provided by the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, effective as of August 10, 2020, between Digimarc Corporation and Bruce Davis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 14, 2020

By:	/s/ Robert P. Chamness
Robert P. Chamness
Chief Legal Officer and Secretary